As filed with the Securities and Exchange Commission on May 5, 2022
Registration No. 333-231332

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
to
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Century Communities, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	68-0521411 (I.R.S. Employer Identification No.)

8390 East Crescent Parkway, Suite 650 Greenwood Village, Colorado (Address of Principal Executive Offices)	80111 (Zip Code)

Century Communities, Inc. Amended and Restated 2017 Omnibus Incentive Plan
(Full title of the plan)

Dale Francescon
Chairman of the Board and Co-Chief Executive Officer
Century Communities, Inc.
8390 East Crescent Parkway, Suite 650
Greenwood Village, Colorado 80111
(Name and address of agent for service)

(303) 770-8300
(Telephone number, including area code, of agent for service)

Copies requested to:
Amy E. Culbert, Esq.
Fox Rothschild LLP
Two22 Building, Suite 2000
222 South Ninth Street
Minneapolis, Minnesota  55402-3338
(612) 607-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (Registration No. 333-231332) (the “Registration Statement”) filed by Century Communities, Inc., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (the “Commission”) on May 9, 2019, which Registration Statement registered 1,631,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), issuable pursuant to the Century Communities, Inc. 2017 Omnibus Incentive Plan, as amended and restated (the “2017 Plan”).

The Registrant’s authority to grant new awards under the 2017 Plan terminated upon stockholder approval of the Century Communities, Inc. 2022 Omnibus Incentive Plan (the “2022 Plan”) on May 4, 2022 (the “Effective Date”). The maximum number of shares of Common Stock available for issuance under the 2022 Plan, subject to adjustment pursuant to the terms of the 2022 Plan, is (i) 3,100,000 shares of Common Stock; (ii) 51,241 shares of Common Stock remaining available for issuance under the 2017 Plan but not subject to outstanding awards under the 2017 Plan as of the Effective Date (the “Carryover Shares”); and (iii) 1,054,754 shares of Common Stock subject to awards outstanding under the 2017 Plan as of the Effective Date but only to the extent such awards are forfeited, cancelled, expire, or otherwise terminate without the issuance of such shares of Common Stock after the Effective Date. The number of Carryover Shares and shares of Common Stock subject to awards outstanding under the 2017 Plan, in each case as of the Effective Date, assume the achievement of maximum performance levels under performance share unit awards granted under the 2017 Plan.

As of the date hereof, 51,241 Carryover Shares under the 2017 Plan have been carried over to the 2022 Plan. Contemporaneously with the filing of this Post-Effective Amendment, the Registrant is filing a new Registration Statement on Form S-8 to register the shares of Common Stock, including the Carryover Shares, available for offer or sale pursuant to the 2022 Plan. The Registrant is filing this Post-Effective Amendment in order to remove from registration 51,241 Carryover Shares under the 2017 Plan that have been carried over to the 2022 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on May 5, 2022.

CENTURY COMMUNITIES, INC.

By:	/s/ Dale Francescon
Dale Francescon
Chairman of the Board and Co-Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.